                                                                     Pursuant to
                                                                  Rule 424(b)(3)
                                                                File # 333-94757
                                                                  # 333-94757-01
                                                                  # 333-94757-02
                                                                  # 333-94757-04

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 31, 2000 and supplemented by the Prospectus Supplements, dated August 11, 2000,
August 18, 2000, August 25, 2000, August 30, 2000,
September 13, 2000, October 16, 2000, October 27, 2000,
January 8, 2001, January 22, 2001, February 2, 2001,
March 16, 2001, April 13, 2001, September 12, 2001,
and September 5, 2002)

                                  $172,500,000

                              CHECKFREE CORPORATION

                 6 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

     The purpose of this supplement is to amend and supplement the prospectus dated July 31, 2000, relating to the offer for resale of up to $172,500,000 aggregate principal amount at maturity of CheckFree Corporation's 6 1/2% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes.

     The prospectus is hereby further amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding an additional selling securityholder and a selling securityholder whose beneficial ownership of notes has increased from the information set forth in the prospectus. The following table is based solely upon information provided to us by or on behalf of the selling securityholders named below and indicates with respect to each such selling securityholder:

     * the aggregate principal amount of the notes beneficially owned by such selling securityholder as of March 3, 2003;

     * the maximum amount of notes that such selling securityholder may offer under the prospectus;

     * the number of shares of CheckFree common stock beneficially owned by such selling securityholder as of March 3, 2003; and

     * the maximum number of shares of CheckFree common stock that may be offered for the account of such selling securityholder under the prospectus.


                                                                                NO. OF SHARES
                                           AGGREGATE            PRINCIPAL         OF COMMON
                                           PRINCIPAL            AMOUNT OF        STOCK OWNED         NO. OF SHARES OF
                                            AMOUNT                NOTES           PRIOR TO             COMMON STOCK
NAME OF SELLING SECURITYHOLDER             OF NOTES              OFFERED          OFFERING*              OFFERED*
------------------------------             ---------           -----------      --------------       -----------------
CIBC World Markets                          $986,000            $986,000            13,469               13,469

------------


* Reflects the shares of common stock into which the notes held by such securityholder are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus.

     The selling securityholders named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information in the table regarding their notes and common stock. Any such sales would affect the data in the table above.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 4, 2003.